EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Nathan Elwell / Matt Steinberg (212) 850-5600

Linden Alschuler & Kaplan, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

EMCOR GROUP, INC. REPORTS SECOND QUARTER 2013 RESULTS

- Exiting the UK Construction Market -
- Domestic Backlog as of June 30, 2013 Increases 9.4% to $3.32 Billion -
- Company Updates 2013 Guidance -

NORWALK, CONNECTICUT, July 25, 2013 - EMCOR Group, Inc. (NYSE: EME) today reported results for the second quarter ended June 30, 2013.

For the second quarter of 2013, net income attributable to EMCOR was $21.0 million, or $0.31 per diluted share. Excluding several one-time charges discussed below, non-GAAP net income was $32.9 million, or $0.48 per diluted share, compared to non-GAAP net income of $34.0 million, or $0.50 per diluted share, in the second quarter of 2012. Revenues in the second quarter of 2013 totaled $1.56 billion, compared to revenues of $1.59 billion in the year ago period.

Operating income for the second quarter of 2013 was $36.1 million, or 2.3% of revenues, which included operating losses and expenses aggregating approximately $13.8 million (including restructuring expenses of $5.8 million) primarily relating to the Company's decision to withdraw from the UK construction market. Additionally, included in the quarter's operating income are transaction expenses of $1.4 million associated with the Company's previously announced agreement to acquire RepconStrickland, Inc. Excluding all of these losses and expense items, the Company's non-GAAP operating income for the second quarter of 2013 was $51.3 million, or 3.3% of revenues, compared to non-GAAP operating income in the 2012 second quarter of $57.1 million, or 3.7% of revenues, as adjusted for 2012 UK construction operating losses.

Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income and non-GAAP diluted earnings per share to the comparable GAAP figures.

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EMCOR Reports Second Quarter Results	Page 2

Due to recurring losses over the last several years in the construction operations of our UK segment and our negative assessment of construction market conditions in the UK for the foreseeable future, we determined, and announced during the quarter ended June 30, 2013 our decision, to completely withdraw from the UK construction market.

Selling, general and administrative expenses were $139.6 million, or 9.0% of revenues, in the second quarter of 2013, compared to $137.7 million, or 8.7% of revenues, in the year ago period.

The Company's income tax rate as reported in the 2013 second quarter was 38.5%, compared to an income tax rate of 38.3% in the year ago period.

Backlog as of June 30, 2013 was $3.51 billion, an increase of 6.9% from $3.28 billion at the end of the 2012 second quarter. Continued backlog growth in the industrial sector combined with backlog growth in the transportation and hospitality/gaming sectors more than offset backlog declines in the commercial, institutional and water/wastewater sectors. Total Company industrial backlog increased $264 million, or 59.9%, from the year ago period to $705 million, which is an all-time high, while commercial backlog decreased $35 million, or 3.5%, from year ago levels to $952 million. Backlog growth in the Company's domestic operations for the quarter of $285 million more than offset a backlog decline of $58 million related to the Company's decision to withdraw from the UK construction market. Total backlog increased 4.1% from $3.37 billion on December 31, 2012.

Tony Guzzi, President and Chief Executive Officer of EMCOR Group commented, “This was a transformational quarter for the Company. We made significant progress toward our strategic goals with the announcement of a major acquisition in RepconStrickland and the decision to withdraw from the UK construction market and focus only on facilities services there. Domestically, electrical construction continued to demonstrate strong growth and facilities services generated solid margin contribution growth driven by better performance from our mechanical and site-based services business. This performance was offset by losses incurred by one of our subsidiaries located in the southeastern U.S. within our U.S. mechanical construction and facilities services segment. Additionally, the impact of sequestration on our government-related business has had a greater negative effect than we originally anticipated. Aside from those issues, we are pleased with the underlying performance of our businesses, which was in-line with our expectations and bodes well for the future.”

Mr. Guzzi continued, “On June 17th, we announced a significant transaction to further strengthen our facilities services business and build on the momentum we are seeing in the refinery and petrochemical markets through the acquisition of RepconStrickland. We expect the transaction to close within the next week. RepconStrickland is a premier provider of turnaround and specialty services and will enhance our position in industrial services and energy sectors. We look forward to capitalizing on the significant opportunities this transaction provides in the second half of 2013 and beyond.”

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EMCOR Reports Second Quarter Results	Page 3

Mr. Guzzi concluded, “While challenging overall market conditions are expected to persist and issues related to sequestration will likely continue for the foreseeable future, we are confident that the strategic moves we've undertaken in recent years and during this quarter position us well to succeed over the long-term with improved profitability and growth prospects. Looking ahead to the second half of 2013, we remain on track to meet our expectations for the year. It is important to note that the anticipated upturn in the non-residential cycle has not yet fully occurred, and we will face challenging comparisons in the second half of the year given the major projects that were completed in 2012. Despite these headwinds, we are confident about our prospects for the remainder of the year based on earnings growth exhibited in both our electrical construction and facilities services businesses, our history of strong operating cash flows, and the strength of our overall backlog. Our long-term focus continues to be on areas that we can control, including prudent cost discipline, opportunistic contract bidding and investing in growth.”

Revenues for the first six months totaled $3.13 billion, approximately level compared to $3.13 billion for the first six months of 2012.

Net income attributable to EMCOR for the first half of 2013 was $51.2 million, or $0.75 per diluted share. Excluding losses associated with the withdrawal from the UK construction market, transaction expenses associated with the pending acquisition of RepconStrickland and restructuring expenses in the second quarter of 2013, non-GAAP net income was $67.1 million, or $0.99 per diluted share, compared to non-GAAP net income of $62.1 million, or $0.92 per diluted share, in the year ago period as adjusted for 2012 UK construction losses.

Operating income in the first half of 2013 was $87.4 million, or 2.8% of revenues. Excluding the items mentioned in the immediately preceding paragraph, non-GAAP operating income for the 2013 six-month period was $107.8 million, or 3.5% of revenues, compared to non-GAAP operating income of $104.4 million, or 3.4% of revenues, in the prior year period.

Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income and non-GAAP diluted earnings per share to the comparable GAAP figures

For the first six months of 2013, SG&A totaled $278.1 million, or 8.9% of revenues, compared to $272.2 million, or 8.7% of revenues, in the first half of 2012.

The Company noted that, based on the current size and mix of its backlog and assuming the continuation of current market conditions, it now expects to generate revenues in 2013 of approximately $6.6 billion, and now expects non-GAAP diluted earnings per share for 2013 of $2.15 to $2.40, excluding the above- mentioned expenses associated with the withdrawal from the UK construction market, transaction expenses from the pending RepconStrickland acquisition and restructuring expenses. Including these items, the Company expects to generate GAAP diluted earnings per share of $1.80 to $2.05.

EMCOR Group, Inc. is a Fortune 500 worldwide leader in mechanical and electrical construction services, energy infrastructure and facilities services. This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

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EMCOR Reports Second Quarter Results	Page 4

EMCOR Group's second quarter conference call will be available live via internet broadcast today, Thursday, July 25, at 10:30 AM Eastern Daylight Time. You can access the live call through the Home Page of the Company's Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR's services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2012 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Revenues	$1,556,753	$1,590,035	$3,125,154	$3,128,556
Cost of sales	1,375,218	1,396,071	2,752,481	2,753,899
Gross profit	181,535	193,964	372,673	374,657
Selling, general and administrative expenses	139,623	137,675	278,133	272,179
Restructuring expenses	5,813	—	7,176	—
Operating income	36,099	56,289	87,364	102,478
Interest expense	(1,764)	(1,878)	(3,626)	(3,653)
Interest income	270	368	627	784
Income before income taxes	34,605	54,779	84,365	99,609
Income tax provision	13,131	20,799	32,173	37,821
Net income including noncontrolling interests	21,474	33,980	52,192	61,788
Less: Net income attributable to noncontrolling interests	(460)	(532)	(1,011)	(1,195)
Net income attributable to EMCOR Group, Inc.	$21,014	$33,448	$51,181	$60,593

Basic earnings per common share	$0.31	$0.50	$0.76	$0.91
Diluted earnings per common share	$0.31	$0.49	$0.75	$0.89

Weighted average shares of common stock outstanding:
Basic	67,095,447	66,749,115	67,102,530	66,717,873
Diluted	68,095,577	67,695,536	68,096,989	67,821,214

Dividends declared per common share	$0.06	$0.10	$0.06	$0.15

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2013 (Unaudited)	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$530,385	$605,303
Accounts receivable, net	1,293,160	1,221,956
Costs and estimated earnings in excess of billings on uncompleted contracts	109,820	93,061
Inventories	44,994	50,512
Prepaid expenses and other	80,338	73,621
Total current assets	2,058,697	2,044,453
Investments, notes and other long-term receivables	4,239	4,959
Property, plant & equipment, net	113,562	116,631
Goodwill	566,709	566,588
Identifiable intangible assets, net	332,046	343,748
Other assets	30,083	30,691
Total assets	$3,105,336	$3,107,070
LIABILITIES AND EQUITY
Current liabilities:
Borrowings under revolving credit facility	$—	$—
Current maturities of long-term debt and capital lease obligations	1,812	1,787
Accounts payable	488,414	490,621
Billings in excess of costs and estimated earnings on uncompleted contracts	399,454	383,527
Accrued payroll and benefits	205,324	224,555
Other accrued expenses and liabilities	156,621	194,029
Total current liabilities	1,251,625	1,294,519
Borrowings under revolving credit facility	150,000	150,000
Long-term debt and capital lease obligations	3,369	4,112
Other long-term obligations	292,882	301,260
Total liabilities	1,697,876	1,749,891
Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,396,400	1,346,080
Noncontrolling interests	11,060	11,099
Total equity	1,407,460	1,357,179
Total liabilities and equity	$3,105,336	$3,107,070

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2013 and 2012
(In thousands) (Unaudited)

	2013	2012
Cash flows - operating activities:
Net income including noncontrolling interests	$52,192	$61,788
Depreciation and amortization	16,895	14,768
Amortization of identifiable intangible assets	12,687	14,930
Deferred income taxes	(436)	1,479
Excess tax benefits from share-based compensation	(994)	(5,282)
Equity income from unconsolidated entities	(240)	(414)
Other non-cash items	2,062	4,478
Distributions from unconsolidated entities	634	866
Changes in operating assets and liabilities, excluding the effect of businesses acquired	(135,011)	(103,175)
Net cash used in operating activities	(52,211)	(10,562)
Cash flows - investing activities:
Payments for acquisitions of businesses, net of cash acquired, and related contingent consideration agreement	(1,050)	(20,613)
Proceeds from sale of property, plant and equipment	861	719
Purchase of property, plant and equipment	(14,820)	(19,012)
Purchase of short-term investments	—	(17,782)
Maturity of short-term investments	4,616	17,693
Net cash used in investing activities	(10,393)	(38,995)
Cash flows - financing activities:
Repayments of long-term debt	(4)	(37)
Repayments of capital lease obligations	(786)	(1,310)
Dividends paid to stockholders	(4,027)	(6,660)
Repurchase of common stock	(4,998)	(21,189)
Proceeds from exercise of stock options	1,933	1,909
Payments to satisfy minimum tax withholding	(927)	(733)
Issuance of common stock under employee stock purchase plan	1,344	1,263
Payments for contingent consideration arrangements	(537)	(5,748)
Distributions to noncontrolling interests	(1,050)	(1,000)
Excess tax benefits from share-based compensation	994	5,282
Net cash used in financing activities	(8,058)	(28,223)
Effect of exchange rate changes on cash and cash equivalents	(4,256)	730
Decrease in cash and cash equivalents	(74,918)	(77,050)
Cash and cash equivalents at beginning of year	605,303	511,322
Cash and cash equivalents at end of period	$530,385	$434,272

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended June 30,
	2013	2012
Revenues from unrelated entities:
United States electrical construction and facilities services	$336,330	$295,846
United States mechanical construction and facilities services	583,963	626,617
United States facilities services	527,394	527,733
Total United States operations	1,447,687	1,450,196
United Kingdom construction and facilities services	109,066	139,839
Total worldwide operations	$1,556,753	$1,590,035

	For the six months ended June 30,
	2013	2012
Revenues from unrelated entities:
United States electrical construction and facilities services	$643,914	$586,383
United States mechanical construction and facilities services	1,125,080	1,200,820
United States facilities services	1,128,094	1,060,623
Total United States operations	2,897,088	2,847,826
United Kingdom construction and facilities services	228,066	280,730
Total worldwide operations	$3,125,154	$3,128,556

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended June 30,
	2013	2012
Operating income (loss):
United States electrical construction and facilities services	$25,236	$22,409
United States mechanical construction and facilities services	18,248	29,506
United States facilities services	20,028	16,022
Total United States operations	63,512	67,937
United Kingdom construction and facilities services	(4,537)	3,962
Corporate administration	(17,063)	(15,610)
Restructuring expenses	(5,813)	—
Total worldwide operations	36,099	56,289
Other corporate items:
Interest expense	(1,764)	(1,878)
Interest income	270	368
Income before income taxes	$34,605	$54,779

	For the six months ended June 30,
	2013	2012
Operating income (loss):
United States electrical construction and facilities services	$44,176	$45,975
United States mechanical construction and facilities services	29,388	52,329
United States facilities services	55,655	27,451
Total United States operations	129,219	125,755
United Kingdom construction and facilities services	(3,258)	7,444
Corporate administration	(31,421)	(30,721)
Restructuring expenses	(7,176)	—
Total worldwide operations	87,364	102,478
Other corporate items:
Interest expense	(3,626)	(3,653)
Interest income	627	784
Income before income taxes	$84,365	$99,609

EMCOR GROUP, INC.
RECONCILIATION OF 2013 AND 2012 OPERATING INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2013 and 2012 second quarter and year-to-date June 30, 2013 and 2012 operating income.  The following table provides a reconciliation between 2013 and 2012 operating income based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
GAAP operating income	$36,099	$56,289	$87,364	$102,478
Transaction expenses related to the pending acquisition of RepconStrickland, Inc.	1,361	—	1,361	—
EMCOR UK construction operating losses	8,023	765	11,910	1,946
EMCOR UK restructuring expenses	5,801	—	7,126	—
Non-GAAP operating income, excluding RepconStrickland acquisition expenses, UK losses and UK restructuring expenses	$51,284	$57,054	$107,761	$104,424

EMCOR GROUP, INC.
RECONCILIATION OF 2013 AND 2012 NET INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2013 and 2012 second quarter and year-to-date June 30, 2013 and 2012 net income attributable to EMCOR Group, Inc.  The following table provides a reconciliation between 2013 and 2012 net income attributable to EMCOR Group, Inc. based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
GAAP net income attributable to EMCOR Group, Inc.	$21,014	$33,448	$51,181	$60,593
Transaction expenses related to the pending acquisition of RepconStrickland, Inc. (1)	1,301	—	1,301	—
EMCOR UK construction losses (2)	6,158	577	9,141	1,469
EMCOR UK restructuring expenses (3)	4,452	—	5,469	—
Non-GAAP net income attributable to EMCOR Group, Inc., excluding RepconStrickland transaction expenses, UK losses and UK restructuring expenses	$32,925	$34,025	$67,092	$62,062

(1) Amount is net of tax effect of $0.1 million in the quarter and $0.1 million in the six-month period.
(2)  Amount is net of tax effect of $1.9 million in the 2013 quarter and $2.8 million in the 2013 six-month period.
Amount is net of tax effect of $0.2 million in the 2012 quarter and $0.5 million in the 2012 six-month period.
(3) Amount is net of tax effect of $1.3 million in the quarter and $1.7 million in the six-month period.

EMCOR GROUP, INC.
RECONCILIATION OF 2013 AND 2012 DILUTED EARNINGS PER SHARE FIGURES
(Unaudited)

In our press release, we provide actual 2013 and 2012 second quarter and year-to-date June 30, 2013 and 2012 diluted earnings per share.  The following table provides a reconciliation between 2013 and 2012 EPS based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
GAAP diluted earnings per common share	$0.31	$0.49	$0.75	$0.89
Transaction expenses related to the pending acquisition of RepconStrickland, Inc. (1)	0.02	—	0.02	—
EMCOR UK construction losses (2)	0.09	0.01	0.13	0.02
EMCOR UK restructuring expenses (3)	0.07	—	0.08	—
Non-GAAP diluted earnings per common share, excluding RepconStrickland transaction expenses, UK losses and UK restructuring expenses	$0.48	$0.50	$0.99	$0.92

(1) Amount is net of tax effect of $0.1 million in the quarter and $0.1 million in the six-month period.
(2)  Amount is net of tax effect of $1.9 million in the 2013 quarter and $2.8 million in the 2013 six-month period.
Amount is net of tax effect of $0.2 million in the 2012 quarter and $0.5 million in the 2012 six-month period.
(3) Amount is net of tax effect of $1.3 million in the quarter and $1.7 million in the six-month period.

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